FOR IMMEDIATE RELEASE                                           March 23, 2001

                 Almost Family Buys Back 23% Stake from Large Shareholder,
                         Announces $1 million Share Buy-Bak Program

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) announced today that it has redeemed 748,501 shares of its common stock held by HealthSouth Corporation (NYSE:HRC). The shares redeemed represent 23% of the total shares outstanding prior to the transaction and 100% of the AFAM shares held by HealthSouth. In the same transaction, the Company also acquired a warrant held by HealthSouth to purchase 200,000 additional shares of the Company's common stock. The total purchase price for the stock and warrants was $5 million, which was paid in cash today with funds available to the Company under its bank credit facility.

Additionally, the Company's Board of Directors has authorized up to $1 million to be used to acquire additional shares. The Company plans to initiate a stock repurchase plan that will comply with Rule 10B-18 of the Securities Exchange Act of 1934. This plan will permit purchases to take place selectively from time to time in open market purchases through a broker or in privately negotiated transactions.

With respect to the HealthSouth transaction, had the transaction been completed at the beginning of the Company's current fiscal year, proforma earnings per share for the nine months ended December 31, 2001, would have been $0.51 which is $0.05 or 13% higher than the reported $0.46. Additionally, the Company expects the transaction to be accretive to earnings per share in future periods as well.

"This transaction allows us, in effect, to acquire a significant amount of adult day care cash flow at an attractive and accretive price, without the due diligence risk that would be associated with other acquisitions." said William
B. Yarmuth, AFAM's Chairman and CEO. Yarmuth added: "While the HealthSouth transaction significantly reduces the number of shares outstanding it has no impact on the public float. Further, while the additional $1 million share repurchase program may have some impact on share liquidity, we feel the current quoted valuation of the Company's stock presents a compelling investment opportunity. By using a small portion of our capital for this we believe we can further enhance returns to the remaining shareholders."

HealthSouth obtained its ownership interest in AFAM in a transaction dating back to 1989 in which a company acquired by AFAM in 1991 purchased certain non-strategic assets of HealthSouth in a seller-financed transaction. The associated debt was converted to preferred equity in 1992 and to common equity in 1994. The Company issued the warrant to HealthSouth in return for a guarantee of the Company's bank borrowings in 1992-1994. HealthSouth has held the shares, and the warrant, as part of its non-core business investment holdings since that time.

Almost Family, Inc. is an adult day health care services company focused on providing alternatives for seniors and other special needs adults who wish to avoid nursing home placement. The Company has locations in Kentucky, Maryland, Alabama, Massachusetts, Connecticut, Indiana, Ohio, and Florida.

Contact: William Yarmuth or Steve Guenthner (502) 899-5355.

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results and the accretive effect of this transaction on future earnings per share, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because  forward-looking   statements  involve  risks  and  uncertainties,   the
company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include the impact of further changes in healthcare reimbursement systems, including the ultimate effects of implementation of Medicare Prospective Payment System, potential changes to the Medicare PPS, the ability of the Company to achieve the cost control and earnings objectives of its plan for operating its visiting nurse division under Medicare PPS; government regulation; health care reform; pricing pressures from Medicaid and other third-party payers; and changes in laws and interpretations of laws relating to the healthcare industry. For a more complete discussion regarding these and other factors which could affect the company's financial performance, refer to the company's Securities and Exchange Commission filing on Form 10-K for the year ended March 31, 2000, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The company disclaims any intent or obligation to update its forward-looking statements.